Exhibit 99.1

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB REALIGNS CORPORATION

Company Positioned to Capture NASA COTS Business

Houston, Texas, December 10, 2007 — SPACEHAB, Incorporated (NASDAQ: SPABD), a leading provider of commercial space services, today announced an initiative to align the corporate structure and personnel toward its strategic direction of winning the NASA Commercial Orbital Transportation Services (COTS) funded Space Act Agreement, due to be awarded February 2008, and to process and manufacture products in microgravity on the International Space Station (ISS).

“We have determined that the ability to provide cost effective, reliable cargo services to space is critical to the overall success of the ISS National Laboratory and to SPACEHAB’s microgravity processing business plan,” said SPACEHAB Chief Executive Officer, Thomas B. Pickens III. “The COTS program represents a big step in the development of a viable business that will ultimately attract both capital and customers.”

Leveraging the Company’s 23-year heritage of supporting NASA’s space cargo needs, SPACEHAB is realigning its current business structure to better serve NASA’s future logistics needs. “We believe SPACEHAB is the most credible company that can deliver payloads to the ISS by 2010 as is called for under NASA’s COTS requirements,” continued Pickens. “In response to our commitment, we determined that the Company needed to reposition its personnel and business units to be focused on our COTS business plan including developing the Advanced Research and Conventional Technology Utilization Spacecraft (ARCTUS) and processing microgravity products on the ISS,” he added.

SPACEHAB formed the following four new subsidiaries to advance these initiatives:

Introducing SPACEHAB Orbital Transportation, Inc.

The SPACEHAB Orbital Transportation (SOT) business is intensely focused on the design, manufacturing and launch of the ARCTUS vehicle. ARCTUS is being developed primarily from off-the-shelf, proven hardware and utilizes existing reliable launch vehicles to provide the least-cost, least-risk solution for NASA. Additionally, with the planned increase in crew size expanding from the current three astronauts to a crew of six, coupled with the planned shuttle retirement in 2010, SOT expects to be a primary revenue source for the Company through the delivery of complex cargo and research to the ISS.

Introducing SPACEHAB Microgravity Sciences, Inc.

In April 2007, the Company announced that it had completed its analysis of the over 2,000 experiments sent to microgravity and as a result, has selected various life science products to begin producing on the ISS, now designated as a U.S. National Laboratory. In response to NASA’s Announcement of Opportunity for ISS utilization issued in August 2007, SPACEHAB responded with an achievable proposal and awaits the Agency’s response, expected in early 2008. In parallel to this initiative, SPACEHAB created a new subsidiary, SPACEHAB Microgravity Sciences (SMS), to focus on the processing of microgravity products.

SMS flew its first commercial microgravity processing samples on space shuttle flight STS-116 where they were transferred to the ISS for processing. The finished products were returned to Earth on the STS-118 mission in November and early analysis has determined a successful mission. Based on existing and newly-established relationships with the pharmaceutical and academia sectors, results from these and other microgravity products are expected to form the foundation of this new revenue-generating business.

Introducing SPACETECH, Inc.

With the formation of SPACETECH, the Company has designed a technology transfer, product development, and sales-focused business approach to transform space-based technologies and products into commercial applications, useful products, intellectual property (IP), and possible spin-off businesses. The Company has established a development and sales process expressly for the commercialization of microgravity products and products using space-related IP.

Introducing SPACEHAB Engineering Services

SPACEHAB Engineering Services (SES) is a business hybrid of the former SPACEHAB Government Services and SPACEHAB Flight Services and is continuing to operate in support of current government and commercial customers providing specialized design, development and fabrication of flight hardware, ground systems, and mockups, as well as large scale program data management.

Additionally, Astrotech Space Operations continues profitable operations at its Florida and California facilities processing both government and commercial satellites before launch. The Astrotech business is also currently expanding its menu of services to support the COTS integration, ground communication and launch support requirements.

With these business realignments, significant efficiencies have been achieved resulting in staff reductions of 21 positions and major reductions in corporate general and administrative expenses estimating an annual cost savings of $2.5 million, while costing approximately $81,000 to implement.

“We believe the realignment and efficiency measures announced today will enable SPACEHAB to make significant strides in our newly identified business divisions,” said Pickens. “Through providing these entrepreneurially-unique capabilities to both an established customer base and new client sectors, SPACEHAB is committed to leading our customers, employees and shareholders in a clear and profitable direction,” he said.

About SPACEHAB, Incorporated

SPACEHAB is a commercial leader and entrepreneurial force in the space industry providing a full spectrum of products and services to both the government and private sectors. The Company offers space access and payload integration services, production of valuable commercial products in space, spacecraft pre-launch processing facilities and services, development and extension of space-based products to the consumer market, and program and engineering support ranging from development and manufacturing of flight hardware to large scale government project management.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Eva-Marie deCardenas

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5071

edecardenas@spacehab.com

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